Exhibit 107

Calculation of Filing Fee Table

Registration Statement on Form S-1

(Form Type)

Interactive Strength Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1:Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share(1)(2)	Rule 457(o)	$18,400,000(2)(3)	.0001102	$2,028
	Equity	Underwriter’s warrants(4)	Rule 457(g)	—	—	—
	Equity	Common stock, $0.0001 par value per share, issuable upon exercise of underwriter’s warrants(4)	Rule 457(o)	$1,000,000(3)	.0001102	$111
	Equity	Common stock, $0.0001 par value per share, to be sold by the selling stockholders(1)(5)	Rule 457(o)	$11,676,752(3)	.0001102	$1,287
	Equity	Common stock, $0.0001 par value per share, issuable upon the conversion of convertible notes, to be sold by the selling stockholders(1)(5)	Rule 457(o)	$1,382,472(3)	.0001102	$153
	Equity	Common stock, $0.0001 par value per share, issuable upon exercise of warrants, to be sold by the selling stockholders(1)(5)	Rule 457(o)	$1,909,776(3)	.0001102	$211
	Equity	Total shares of common stock to be sold by the selling stockholders(1)(5)	Rule 457(o)	$14,969,000(3)	.0001102	$1,650
	Total Offering Amounts			$34,369,000		$3,790
	Total Fees Previously Paid			$31,969,712		$3,525
	Total Fee Offsets					—
	Net Fee Due					$265

(1)

Includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes additional shares of common stock that may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)

The registrant has agreed to issue to the underwriter in this public offering of the registrant warrants to purchase such number of shares of common stock representing an aggregate of 5% of the aggregate number of the shares sold in this offering (excluding shares issuable upon exercise of the underwriters’ over-allotment option) at an exercise price equal to 125% of the public offering price of the shares sold in this offering.

(5)

This registration statement also covers the resale under a separate resale prospectus by selling stockholders named in the resale prospectus of up to 1,871,125 shares of common stock, including 1,459,594 shares of common stock, 172,809 shares issuable upon the conversion of convertible notes and 238,722 shares underlying warrants, all of which were previously issued to the selling stockholders and will be exercised or converted, as applicable, prior to or in connection with the offering in accordance with their respective terms. The highest price at which the warrants may be exercised for cash is $0.015 per share and the conversion price for the convertible notes is based on the public offering price of the shares to be sold in the offering. The proposed maximum aggregate offering price solely for purposes of the filing fee table was calculated based on an assumed price of $8.00 per share.